                                                                     EXHIBIT 20

                                   [LOGO OF TORCHMARK CORPORATION APPEARS HERE]

                                                                 March 26, 1999

To the Stockholders of
 Torchmark Corporation:

  Torchmark's 1999 annual meeting of stockholders will be held in the auditorium at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama at 10:00 a.m., Central Daylight Time, on Thursday, April 29, 1999.

  The accompanying notice and proxy statement discuss proposals which will be submitted to a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

  It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy or vote over the telephone or the Internet. If you attend the meeting, you may withdraw your proxy and vote your stock in person if you desire to do so.

  We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company during 1998.

                                          Sincerely,

[Signature Appears Here]                  C.B. Hudson
                                          Chairman, President & Chief
                                           Executive Officer

                   ----------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 29, 1999

                   ----------------------------------------

To the Holders of Common Stock of
 Torchmark Corporation

  The annual meeting of stockholders of Torchmark Corporation will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 on Thursday, April 29, 1999 at 10:00 a.m., Central Daylight Time. You will be asked to:

    (1) Elect the nominees shown in the proxy statement as directors to serve for their designated terms or until their successors have been duly elected and qualified.

    (2) Consider the appointment of Deloitte & Touche LLP as independent auditors.

    (3)  Transact any other business that properly comes before the meeting.

  These matters are more fully discussed in the accompanying proxy statement.

  The close of business on Thursday, March 5, 1999 is the date for determining stockholders who are entitled to notice of and to vote at the annual meeting. You are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope, whether or not you expect to attend the annual meeting in person. You may also choose to vote your shares over the telephone or the Internet. You may revoke your proxy at any time before it is voted at the meeting.

  The annual meeting may be adjourned from time to time without further notice other than by an announcement at the meeting or at any adjournment. Any business described in this notice may be transacted at any adjourned meeting.


                                          By Order of the Board of Directors

                                          /s/Carol A. McCoy
                                          Carol A. McCoy
                                          Associate Counsel & Secretary

Birmingham, Alabama
March 26, 1999

                                PROXY STATEMENT

Solicitation of Proxies

  The Board of Directors of Torchmark Corporation solicits your proxy for use at the 1999 annual meeting of stockholders and at any adjournment of the meeting. The annual meeting will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 at 10:00 a.m., Central Daylight Time on Thursday, April 29, 1999. C.B. Hudson and Larry M. Hutchison are named as proxies on the proxy/direction card. They have been designated as directors' proxies by the Board of Directors.

  If the enclosed proxy/direction card is returned, properly executed, and in time for the meeting, your shares will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/direction card. If proxies are executed and returned which do not specify a vote on the proposals considered, those proxies will be voted FOR such proposals. You have the right to revoke your proxy by giving written notice of revocation addressed to the Secretary of the Company at the address shown above at any time before the proxy is voted.

  The card is considered to be voting instructions furnished to the respective trustees each of the Torchmark Corporation Savings and Investment Plan, the Waddell & Reed Financial, Inc. 401-K and Savings and Investment Plan, the Liberty National Life Insurance Company 401(k) Plan and the Profit-Sharing and Retirement Plan of Liberty National Life Insurance Company with respect to shares allocated to individual's accounts under these plans. If the account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of any plan in which shares are allocated to the participant's individual account will vote those shares in the same proportion as the total shares in that plan for which directions have been received.

  A simple majority vote of the holders of the issued and outstanding common stock of the Company represented in person or by proxy at the stockholders meeting is required to elect directors and approve all other matters put to a vote of stockholders. Abstentions are considered as shares present and entitled to vote. Abstentions have the same legal effect as a vote against a matter presented at the meeting. Any shares for which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes.

Record Date and Voting Stock

  Each stockholder of record at the close of business on March 5, 1999 is entitled to one vote for each share of common stock held on that date upon each proposal to be voted on by the stockholders at the meeting. At the close of business on March 5, 1999, there were 134,667,708 shares of common capital stock of the Company outstanding (not including 147,593,824 shares held by the Company and its subsidiaries which are non-voting while so held). There is no cumulative voting of the common stock.

Principal Stockholders

  The table below lists all persons known to be the beneficial owner of more than five percent of the Company's outstanding common stock as of December 31, 1998.

                                               Percent of
        Name and Address   Number of Shares(1)   Class
        ----------------   ------------------- ----------
   AMVESCAP PLC                11,020,128        7.86%
    11 Devonshire Square
    London EC2M 4YR
    England

--------
(1) All stock reported is held by holding companies (AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc. and INVESCO North American Holdings, Inc.) and investment advisers (INVESCO Capital Management, Inc. and INVESCO Funds Group, Inc.), which are subsidiaries of AMVESCAP PLC. These entities share the voting and the dispositive power over the shares and have disclaimed beneficial ownership of such stock.

                               PROPOSAL NUMBER 1

Election of Directors

  The Company's By-laws provide that there will be not less than seven nor more than fifteen directors with the exact number to be fixed by the Board of Directors. In July, 1998, Mark S. McAndrew was named by the Board of Directors to serve for the remainder of the term vacated by Keith A.Tucker.

  The Board of Directors proposes the election of Mark S. McAndrew and George
J. Records as directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2001 or until their successors are elected and qualified and of R.K. Richey as a director, to hold office for a term of one year, expiring at the close of the annual stockholders meeting in 2000 or until his successor is elected and qualified. Messrs. McAndrew, Records and Richey's current terms expire in 1999. The term of office of the other five directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information below.

  Non-officer directors retire from the Board of Directors at the annual meeting of stockholders which immediately follows their 75th birthday. Directors who are officers of the Company retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday, except that these directors may be elected annually to additional one year terms not to continue beyond the annual meeting of stockholders following the director's 75th birthday. The Chairman of the Executive Committee serves at the pleasure of the Board on an annual basis until the annual meeting following his 75th birthday.

  If any of the nominees becomes unavailable for election, the directors' proxies will vote for the election of any other person recommended by the Board of Directors unless the Board reduces the number of directors.

  The Board recommends that the stockholders vote FOR the nominees.

Profiles of Directors and Nominees(/1/)

  David L. Boren (age 58) has been a director of the Company since April, 1996. His term expires in 2000. He is a director of Waddell & Reed Financial, Inc., Phillips Petroleum Corporation, AMR Corporation and Texas Instruments, Inc. Principal occupation: President of The University of Oklahoma, Norman, Oklahoma since November, 1994. (United States Senator from Oklahoma, 1979-1994; Member, Senate Finance Committee).

  Joseph M. Farley (age 71) has been a director of the Company since 1980. His term expires in 2001. He is a director of Waddell & Reed Financial, Inc. Principal occupation: Of Counsel at Balch & Bingham, Attorneys and Counselors, Birmingham, Alabama since November, 1992.

  Louis T. Hagopian (age 73) has been a director of the Company since 1988. His term expires in 2000. He is a director of Waddell & Reed Financial, Inc. Principal occupation: Owner of Meadowbrook Enterprises, Darien, Connecticut, an advertising and marketing consultancy, since January, 1990. Vice Chairman, Partnership for a Drug-Free America, New York, New York.

  C. B. Hudson (age 53) has been a director since 1986. His term expires in 2001. He is a director of Vesta Insurance Group, Inc. Principal occupation:
Chairman, President and Chief Executive Officer of the Company since March, 1998; Chairman of Liberty, United American and Globe since October, 1991 and Chief Executive Officer of Liberty since December, 1989, of United American since November, 1982 and of Globe since February, 1986. (Chairman of Insurance Operations of the Company, January, 1993-March, 1998; President of Liberty, January, 1993-December, 1994).

  Joseph L. Lanier, Jr. (age 67) has been a director of the Company since 1980. His term expires in 2001. He is a director of Waddell & Reed Financial, Inc., Dan River Incorporated, Flowers Industries, Inc., Dimon Inc. and SunTrust Banks, Inc. Principal occupation: Chairman of the Board and Chief Executive Officer of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November, 1989.

  Mark S. McAndrew (age 45) has been a director of the Company since July, 1998. Principal occupation: President of United American and Globe since October, 1991.

  Harold T. McCormick (age 70) has been a director since April, 1992. His term expires in 2000. He is a director of Waddell & Reed Financial, Inc. Principal occupation: Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida, since March, 1988; Chairman, First Ireland Spirits Co., Ltd., Abbeyleix, Ireland, since February, 1996.

  George J. Records (age 64) has been a director of the Company since April, 1993. He is a director of Waddell & Reed Financial, Inc. Principal occupation:
Chairman of Midland Financial Co., Oklahoma City, Oklahoma, a bank and financial holding company for retail banking and mortgage operations, since 1982.

  R. K. Richey (age 72) has been a director of the Company since 1980. He is a director of Full House Resorts, Inc., Vesta Insurance Group, Inc., and Waddell & Reed Financial,Inc. and a Director Emeritus of the United Group of Mutual Funds (17 funds), Waddell & Reed Funds, Inc. (6 funds) and Target/United Funds, Inc. (10 funds). Principal occupation: Chairman of the Executive Committee of the Board of Directors of the Company since March, 1998. (Chairman of the Company, August, 1986-March, 1998 and Chief Executive Officer of the Company, December, 1984-March, 1998).
--------
(1) Liberty, Globe and United American as used in this proxy statement refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company and United American Insurance Company, subsidiaries of the Company.

                               PROPOSAL NUMBER 2

Approval of Auditors

  A proposal to approve the appointment of the firm of Deloitte & Touche LLP as the principal independent accountants of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1999 will be presented to the stockholders at the annual meeting. KPMG Peat Marwick LLP served as the principal independent accountants of Torchmark, auditing the financial statements of the Company and its subsidiaries from 1981 through the fiscal year ended December 31, 1998. In 1998, senior management of the Company conducted extensive interviews with several independent accounting firms and held discussions regarding the selection of principal independent accountants with the members of the Audit Committee of the Board. After deliberation, senior management recommended to the Audit Committee that Deloitte & Touche be engaged as the Company's principal accountants as of January 1, 1999, effective upon the issuance of KPMG's reports on the consolidated financial statements of Torchmark and its subsidiaries and the separately issued financial statements of Torchmark's subsidiaries, unit investment trusts and benefit plans as of and for the year ending December 31, 1998. Upon review, on October 21, 1998, the Audit Committee approved the engagement of Deloitte & Touche. Accordingly, the Audit Committee of the Board recommends the appointment of Deloitte & Touche as the Company's principal accountants for 1999.

  The reports of KPMG on the financial statements of Torchmark for the fiscal years ending December 31, 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion. KPMG's reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During such years and during the period between December 31, 1997 and the date of the independent accountants report on the consolidated financial statements of Torchmark for the three years ended December 31, 1998, there was no disagreement between KPMG and Torchmark on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused that firm to make reference to the subject matter of such disagreement in connection with its report on the Company's financial statements.

  A representative of KPMG is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided. Representatives of Deloitte & Touche are not expected to be present at the meeting.

  If the stockholders do not approve the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

  The Board recommends that stockholders vote FOR the proposal.

                                OTHER BUSINESS

  The directors are not aware of any other matters which may properly be and are likely to be brought before the meeting. If any other proper matters are brought before the meeting, the persons named in the proxy, or in the event no person is named, C.B. Hudson and Larry M. Hutchison will vote in accordance with their judgment on these matters.

       INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Executive Officers

  The following table shows certain information concerning each person deemed to be an executive officer of the Company during 1998, except those persons also serving as directors. Each executive officer is elected by the Board of Directors of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

                                              Principal Occupation
                                             and Business Experience
 Name                          Age         for the Past Five Years(1)
 ----                          ---         --------------------------
 Bernard Rapoport............   81 Chairman of the Board and Chief Executive
                                   Officer of American Income since 1975.
                                   (Chairman of the Board and Chief Executive
                                   Officer of American Income Holding, Inc.
                                   1988-1995).
 Tony G. Brill...............   56 Vice President of Company since January,
                                   1997. (Managing Partner, KPMG Peat Marwick
                                   LLP, Birmingham, Alabama 1969-December,
                                   1996).
 Charles B. Cooper...........   60 President and Chief Operating Officer of
                                   American Income since January, 1977.

--------
(1) American Income Life Insurance Company (American Income) is a wholly-owned subsidiary of the Company.

Stock Ownership

  The following table shows certain information about stock ownership of the directors, director nominees and executive officers of the Company as of December 31, 1998.

                                                        Company Common Stock
                                                       or Options Beneficially
                                                             Owned as of
                                                        December 31, 1998(1)
                                                      -------------------------
                        Name                          Directly(2) Indirectly(3)
                        ----                          ----------- -------------
David L. Boren.......................................      11,300             0
Norman, OK
Joseph M. Farley.....................................     129,810         4,800
Birmingham, AL
Louis T. Hagopian....................................     130,022             0
Darien, CT
C. B. Hudson.........................................   1,859,684        24,051
Plano, TX
Joseph L. Lanier, Jr. ...............................     127,475        18,912
Lanett, AL
Mark S. McAndrew.....................................     204,100         5,489
McKinney, TX
Harold T. McCormick .................................      36,252         7,200
Panama City, FL
George J. Records....................................      41,690             0
Oklahoma City, OK
R. K. Richey.........................................     617,982     2,377,176
Horseshoe Bay, TX
Tony G. Brill........................................     101,456           933
Frisco, TX
Charles B. Cooper....................................     111,200             0
Waco, TX
Bernard Rapoport.....................................     118,200             0
Waco, TX
All Directors, Nominees and Executive Officers as a
group:(4)............................................   3,489,171     2,438,561

--------
(1) No directors, director nominees or executive officers other than R. K. Richey (2.1%) and C.B. Hudson (1.3%) beneficially own 1% or more of the common stock of the Company.
(2) Includes: for David L. Boren, 10,000 shares; for Joseph Farley, 60,400 shares; for Louis Hagopian, 79,422 shares; for Joseph Lanier, 74,375 shares; for Mark McAndrew, 134,300 shares; for Harold McCormick, 36,252 shares; for George Records, 31,990 shares; for R. K. Richey, 617,982 shares; for C. B. Hudson, 900,304 shares; for Tony Brill, 58,412 shares; for Charles Cooper, 93,700 shares; for Bernard Rapoport, 111,500 shares and for all directors, executive officers and nominees as a group, 2,208,637 shares, that are subject to presently exercisable Company stock options.
(3) Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director's, executive officer's or nominee's home or (d) owned by the director or executive officer in a personal corporation or limited partnership. Indirect beneficial ownership also includes 12,051 shares, 5,489 shares, and 591 shares held in the accounts of Messrs. Hudson, McAndrew, and Brill, respectively, in the Company Savings and Investment Plan. Additionally, indirect beneficial ownership includes for Mr. Richey 627,962 shares subject to options held by Richey Capital Partner, Ltd., a family limited partnership.
    Mr. Lanier disclaims beneficial ownership of 16,512 shares owned by his spouse and 2,400 shares owned by his children. Mr. Farley disclaims 4,800 shares held as trustee of a church endowment fund.
(4) All directors, nominees and executive officers as a group, beneficially own 4.3% of the common stock of the Company.

  During 1998, the Board of Directors met five times. In 1998, all of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

Committees of the Board of Directors

  The Board of Directors has the following committees: Audit-Messrs. Farley, Hagopian, and McCormick; Compensation -- Messrs. Farley, Lanier, Hagopian and Records; Executive -- Messrs. Boren, Farley, Hagopian, Hudson, Lanier, McCormick, Records and Richey; Finance -- Messrs. Farley, Lanier, McCormick and Records and Nominating -- Messrs. Boren, Farley, Hagopian, Lanier, McCormick and Records.

  The audit committee recommends the independent auditors to be selected by the Board; discusses the scope of the proposed audit with the independent auditors and considers the audit reports; discusses the implementation of the auditors' recommendations with management; reviews the fees of the independent auditors for audit and non-audit services; reviews the adequacy of the Company's system of internal accounting controls; reviews, before publication or issuance, the annual financial statement and any annual reports to be filed with the Securities and Exchange Commission and periodically reviews pending litigation. Additionally, the audit committee meets with the Company's independent accountants and internal auditors both with and without management being present. The audit committee met twice in 1998.

  The compensation committee determines the compensation of senior management of the Company and its subsidiaries and affiliates. Additionally, the compensation committee administers the stock incentive plans of the Company. The compensation committee met three times in 1998.

  The executive committee exercises all the powers of the Board of Directors in the interim between Board meetings. The executive committee did not meet in 1998.

  The finance committee serves as the pricing committee in connection with capital financing by the Company. The finance committee met once in 1998.

  The nominating committee reviews the qualifications of potential candidates for the Board of Directors from whatever source received, reports its findings to the Board and proposes nominations for Board membership for approval by the Board of Directors and for submission to the stockholders for approval. Recommendations of potential Board candidates may be directed to the nominating committee in care of the Corporate Secretary of the Company at the address stated herein. The nominating committee did not meet in 1998.

                   COMPENSATION AND OTHER TRANSACTIONS WITH
                       EXECUTIVE OFFICERS AND DIRECTORS

                                         Summary Compensation Table
-------------------------------------------------------------------------------------------------------------
                                    Annual Compensation               Long Term Compensation
                         ----------------------------------------- -----------------------------
                                                                              Awards
                                                                   -----------------------------
                                                                                        (g)
                                                          (e)            (f)         Securities      (i)
          (a)                                  (d)    Other Annual Restricted Stock  underlying   All other
       Name and          (b)       (c)        Bonus   Compensation     Award(s)     Options/SARs Compensation
  Principal Position     Year Salary ($)(2)  ($)(3)      ($)(4)         ($)(5)         (#)(6)       ($)(7)
  ------------------     ---- ------------- --------- ------------ ---------------- ------------ ------------
C.B. Hudson              1998     800,000           0                         0       259,740        5,772
Chairman, President      1997     800,000     400,000                         0       557,181        5,806
and CEO from March 1998  1996     650,000     185,000                         0       151,873        5,442
Bernard Rapoport         1998     570,000           0    11,800               0        20,000        9.600
Chairman and CEO         1997     525,000     100,000    10,351               0        44,178        9,600
of American Income       1996     480,000     115,000     9,405               0       104,144        9,000
Mark S. McAndrew         1998     525,000     150,000                 1,687,500        62,500        4,800
President of United      1997     475,000     120,000                         0        66,782        4,800
American and Globe       1996     425,000     100,000                         0        65,090        4,500
Charles B. Cooper        1998     515,000      50,000                   527,344        20,000        9,600
President of             1997     475,000     100,000                         0        11,326        9,600
American Income          1996     435,000     100,000                         0        78,108        9,000
Tony G. Brill(1)         1998     450,000           0                 1,687,500        63,258        4,800
Vice President           1997     400,000      85,000                         0       116,825            0
                         1996
R.K. Richey              1998     250,002           0   280,691               0        39,659       95,087
Chairman and CEO         1997   1,000,008   1,000,000   187,526               0       817,481       26,872
until March 1998         1996   1,166,688           0   315,592               0       260,360       25,058

--------
(1) Mr. Brill was paid by Torchmark commencing January 1, 1997. Prior to that time, he was compensated by an unaffiliated certified public accounting firm.

(2) Mr. Richey elected to defer his 1998 salary for service as Chairman and CEO into the Torchmark Corporation Restated Deferred Compensation Plan for Directors, Advisory Directors, Directors Emeritus and Officers, as amended (Deferred Compensation Plan).

(3) Messrs. Richey and Hudson elected to defer $816,673 and $200,000, respectively, of their 1996 bonuses to the Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan (TMK Executive Deferral
    Plan). Mr. Richey elected to defer $1,000,000 of his 1997 bonus to the Deferred Compensation Plan. Messrs. Hudson and Brill elected to defer $400,000 and $100,000, respectively, of their 1998 bonuses pursuant to the executive deferred compensation stock option provisions of the Torchmark Corporation 1998 Stock Incentive Plan (1998 Incentive Plan).

(4) Includes perquisites for Mr. Richey--$121,102 in each of 1998, 1997 and 1996 as premium equivalent for group term life insurance; $57,728 in 1996 for 1996 and $57,728 in 1996 for 1997 as premiums for personal life insurance. Includes for Mr. Rapoport--$11,800, $10,351 and $9,405 paid to him from the American Income Life Insurance Company Exempt Employees 401K Profit Sharing Plan (American Income Profit Sharing Plan) in 1998, 1997 and 1996, respectively.

    Mr. Richey also received $375,012 in compensation for his services as an independent contractor in the capacity of Chairman of the Executive Committee of the Board of Directors of the Company following his March 1998 retirement as Chairman and CEO. This money was deferred into the Torchmark Corporation 1996 Non-Employee Director Stock Option Plan (1996 Non-Employee Director Plan).

(5) At year end 1998, Messrs. McAndrew, Cooper and Brill held 40,000, 12,500, and 40,000 restricted shares, respectively, valued at $1,412,500, $441,406 and $1,412,500 (based on a year-end closing price of $35.3125 per share). Restricted stock (40,000 shares) awarded on January 1, 1998 to each of Messrs. McAndrew and Brill vests as follows: 1-1-99 6,400 shares; 1-1-00 6,000 shares; 1-1-01 5,600 shares; 1-1-02 5,200 shares; 1-1-03 4,800 shares; 1-1-04 4,400 shares; 1-1-05 4,000 shares; and 1-1-06 3,600 shares.
    Restricted stock (12,500 shares) awarded on January 1, 1998 to Mr. Cooper vests as follows: 1-1-99 2,000 shares; 1-1-00 1,875 shares; 1-1-01 1,750 shares; 1-1-02 1,625 shares; 1-1-03 1,500 shares; 1-1-04 1,375 shares; 1-
    1-05 1,250 shares; and 1-1-06 1,125 shares. Cash dividends on all restricted stock are paid directly to the stockholder at the same rate as on unrestricted stock. Messrs. McAndrew, Cooper and Brill agreed as a condition of their restricted stock awards to waive receipt of any shares of Waddell & Reed Financial, Inc. (WDR) stock distributed by Torchmark to its common shareholders in the WDR spin-off on November 6, 1998.

(6) In December 1998, Messrs. Hudson, Rapoport, McAndrew, Cooper and Brill received stock option grants of 100,000, 20,000, 62,500, 20,000 and 52,500 shares, respectively, pursuant to the 1998 Incentive Plan. Also, in December 1998, Messrs. Hudson and Brill elected to receive their 1997 bonuses of $400,000 and $100,000 in the form of stock options on 43,031 shares and 10,758 shares pursuant to the terms of the 1998 Incentive Plan. On December 30, 1998, Mr. Richey elected to convert all his 1998 compensation as Chairman of the Executive Committee of the Board of Directors plus accrued interest ($383,121.27) to options on 39,659 shares pursuant to the terms of the 1996 Non-Employee Director Plan. On November 6, 1998, pursuant to the terms of each existing option plan, adjustments were made to all outstanding stock options granted prior to that date to reflect the WDR spin-off based upon each optionee's election to receive either Adjusted Torchmark Options or a combination of Adjusted Torchmark Options and WDR Conversion Options granted in WDR Class A common stock. Accordingly, all shares reflected as underlying options granted prior to November 6, 1998 have been so adjusted. Additionally, options granted in 1996 were previously adjusted to reflect the 100% stock dividend effected as a stock split in August 1997.

    On January 2, 1997, Mr Brill was granted options under the TMK Incentive Plan on 116,825 Torchmark shares. On January 31, 1997, Messrs. Hudson and Richey elected to convert all 1996 bonus amounts plus accrued interest of $1,151 and $4,703, respectively, held in the TMK Executive Deferral Plan, subject to subsequently obtained shareholder approval, to stock options of 89,881 and 314,162 Torchmark shares, respectively. In 1997, Messrs. Hudson, Rapoport, McAndrew, Cooper, and Richey elected to participate in a program under the TMK Incentive Plan whereby they exercised existing Torchmark stock options and received restoration options for 467,183, 11,500, 51,300, 8,700, and 313,800 Torchmark shares, respectively. Messrs. Rapoport, McAndrew and Cooper received options on 3,471, 15,482, and 2,626 WDR Class A shares as a November 6, 1998 spin-off adjustment to their Torchmark restoration options. Mr. Rapoport also was awarded options pursuant to the TMK Incentive Plan on an additional 29,207 Torchmark shares in 1997. Mr. Hudson was also granted options under the TMK Incentive Plan on 117 additional Torchmark shares in 1997 and on 116,709 Torchmark shares on January 2, 1998. Mr. Richey transferred his January 31, 1997 Torchmark stock option for 314,162 Company shares and his 1997 Torchmark restoration option for 313,800 Company shares to a family limited partnership on September 29, 1998 and that family limited partnership received options on 94,705 and 94,814 WDR Class A shares as a November 6, 1998 spin-off adjustment.

    In 1996, Messrs. Hudson, Rapoport, McAndrew, Cooper and Richey received stock option grants in Company common stock pursuant to the Torchmark Corporation 1987 Stock Incentive Plan (TMK Incentive Plan) on 15,873, 80,000, 50,000, 60,000 and 200,000 Torchmark shares, respectively. Messrs. Rapoport, McAndrew, Cooper and Richey also received options on 24,144, 15,090, 18,108 and 60,360 WDR Class A shares as a November 6, 1998 spin-off adjustment to Torchmark stock options granted in 1996.

(7) Includes Company contributions to Torchmark Corporation Savings and Investment Plan, a funded, qualified defined contribution plan, for each of Messrs. Hudson and Brill of $4,800 in 1998; for Messrs. Hudson and Richey of $4,800 in 1997 and of $4,500 in 1996. Includes in 1998, 1997 and 1996,
    interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded, non-qualified defined contribution plan, for Mr. Richey of $19,197.66, $21,951.86 and $20,557.75 and for Mr. Hudson of $972.11, $1,006.00 and $942.11,
    respectively. Includes in 1998 and 1997 for Mr. Richey interest on deferred compensation in the Deferred Compensation Plan of $75,889.15 and $120.00, respectively. Includes for Messrs. Rapoport and Cooper, employer company contributions to the American Income Profit Sharing Plan, a funded, qualified defined contribution plan, of $9,600.00 in 1998 and 1997 and $9,000.00 in 1996.

                                   OPTION GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------
                                                                              Potential realizable
                                                                         value at assumed annual rates
                                                                          of stock price appreciation
                                       Individual Grants                        for option term
                         --------------------------------------------- -----------------------------------
                                        % of
                         Number of  total options Exercise
                         Securities  granted to      or
                         underlying   employees     base
                          options        in         price   Expiration
         Name            granted(#)  fiscal year  ($/share)    Date              5% ($)         10% ($)
          (a)              (b)(1)      (c)(2)        (d)       (e)     0% ($)      (f)            (g)
         ----            ---------- ------------- --------- ---------- ------ -------------  -------------
All Company Common
 Shareholders (3)             N/A        N/A           N/A        N/A     0   3,039,122,149  7,701,725,430
C.B. Hudson               116,709       12.6      36.11175     1-4-08     0       2,650,520      6,716,931
                           43,031        4.7       33.4375   12-16-09     0       1,022,071      2,666,356
                          100,000       10.8       33.4375   12-18-08     0       2,102,868      5,329,075
CEO gain on 1998 grants
 as % of all Company
 Common Shareholders
 gain                         N/A        N/A           N/A        N/A   N/A              19%            19%
Bernard Rapoport           20,000        2.2       33.4375   12-18-08     0         420,574      1,065,815
                            6,036        1.0        8.1553   12-18-04     0          30,958         78,453
                           12,072        2.0       10.4040   12-22-05     0          78,987        200,169
                           24,144        4.1       11.9331   12-18-06     0         181,193        459,177
                            3,471        0.6       18.7691    9-27-07     0          40,971        103,828
Mark S. McAndrew           62,500        6.8       33.4375   12-18-08     0       1,314,292      3,330,672
                            2,414        0.4        8.1553   12-18-04     0          12,381         31,376
                           15,090        2.6       10.4040   12-22-05     0          98,734        250,212
                           15,090        2.6       11.9331   12-18-06     0         113,245        286,986
                           15,482        2.6       18.7691    9-27-07     0         182,746        463,115
Charles B. Cooper          20,000        2.2       33.4375   12-18-08     0         420,574      1,065,815
                            4,527        0.8        8.1553   12-18-04     0          23,218         58,839
                           12,072        2.0       10.4040   12-22-05     0          78,987        200,169
                           18,108        3.1       11.9331   12-18-06     0         135,895        344,383
                            2,626        0.4       18.7691    9-27-07     0          30,997         78,552
Tony G. Brill              10,758        1.2       33.4375   12-16-09     0         255,227        573,302
                           52,500        5.7       33.4375   12-18-08     0       1,104,006      2,797,764
R.K. Richey                39,659        N/A       34.7500   12-30-09     0         978,954      2,553,874
                           14,481        2.5       12.4727   12-09-02     0         113,589        287,857
                           21,126        3.6        8.1553   12-18-04     0         108,352        274,584
                           90,540       15.3       10.4040   12-22-05     0         592,405      1,501,270
                           60,360       10.2       11.9331   12-18-06    .0         452,982      1,147,944

--------
(1) Options expiring on 1-4-08 and 12-18-08 are non-qualified stock options granted in Torchmark common stock pursuant to the TMK Incentive Plan and 1998 Incentive Plan, respectively, with a ten year and two day term at an exercise price equal to the closing price of the Company's common stock on the grant date. These options are not exercisable during the first two years after the grant date and vest on 50% of the shares two years after the grant date and on the remaining 50% of the shares three years after the grant date.

    Options expiring on 12-16-09 and 12-30-09 are non-qualified stock options granted in Torchmark stock with an eleven year term, an exercise price equal to the closing price of the Company's common stock on the grant date and are fully vested upon issuance, but only first exercisable as to 1/10 per year commencing on the first anniversary of the grant date. The options expiring 12-16-09 were granted under the 1998 Incentive Plan and the options expiring 12-30-09 were granted pursuant to a conversion election for an interest-bearing deferred compensation account in the 1996 Non-Employee Director Plan.

    Options expiring 12-9-02, 12-18-04, 12-22-05, 12-18-06 and 9-27-07 are non-
    qualified stock options in WDR Class A common stock which were awarded on November 6, 1998 as a part of the adjustment process pursuant to the terms of each existing Torchmark option plan in connection with Torchmark's spin-off of WDR on November 6, 1998. These WDR options, which were granted under the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan (WDR 1998
    Plan), vest as to 50% of the WDR shares on the second anniversary of the original grant date of the Torchmark option being adjusted and as to the remaining 50% of the WDR shares on the third anniversary of the original grant date of the Torchmark option being adjusted.

(2) Percentages are shown separately for option grants in Torchmark stock under the TMK Incentive Plan and the 1998 Incentive Plan (expiration dates of 1-4-08, 12-18-08 and 12-16-09) and in WDR Class A stock under the WDR 1998 Plan (expiration dates of 12-09-02, 12-18-04, 12-22-05, 12-18-06 and
    9-27-07 and with percentages for this plan calculated only against the total number of options on WDR Class A shares granted to Torchmark employees and Mr. Richey in connection with the WDR spin-off adjustment). The option with expiration date 12-30-09 was awarded under the 1996 Non-Employee Director Plan to Mr. Richey for deferrals made in his capacity as a non-employee director.

(3) Calculated based upon 136,848,975 publicly-held Torchmark common shares outstanding as of December 31, 1998 (excluding treasury shares and stock held by subsidiaries which is treated as treasury stock) and the December 31, 1998 stock price of $35.3125.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 (d)                       (e)
                               (b)           (c)        Number of Securities      Value of unexercised
    (a)                  Shares acquired    Value      underlying unexercised     in-the-money options
  Name                   on exercise (#) Realized ($) options at FY-end (#)(1)      at FY-end ($)(2)
  -----                  --------------- ------------ ------------------------- -------------------------
                                                      Exercisable Unexercisable Exercisable Unexercisable
                                                      ----------- ------------- ----------- -------------
C.B. Hudson.............         0             0        891,316      416,687    $ 7,752,531  $2,397,912
Bernard Rapoport........         0             0        145,151      101,279    $ 2,078,306  $  799,096
Mark S. McAndrew........         0             0        174,831       95,045    $ 1,848,740  $  556,017
Charles B. Cooper.......         0             0        121,979       59,054    $ 1,766,385  $  564,096
Tony G. Brill...........         0             0         58,412      121,671    $   806,432  $  925,055
R.K. Richey.............         0             0        804,489       39,659    $12,301,072  $   22,308

--------
(1) For Messrs. Hudson and Brill, all exercisable and unexercisable options are in Torchmark common stock. For Mr. Rapoport, the table reflects 111,500 exercisable Torchmark options, 33,651 exercisable WDR options, 89,207 unexercisable Torchmark options and 12,072 unexercisable WDR options. For Mr. McAndrew, the table reflects 134,300 exercisable Torchmark options, 40,531 exercisable WDR options, 87,500 unexercisable Torchmark options and 7,545 unexercisable WDR options. For Mr. Cooper, the table reflects 93,700 exercisable Torchmark options, 28,279 exercisable WDR options, 50,000 unexercisable Torchmark options and 9,054 unexercisable WDR options. For Mr. Richey, the table reflects 617,982 exercisable Torchmark options, 186,507 exercisable WDR options and 39,659 unexercisable Torchmark options.

(2) For Messrs. Hudson and Brill, all dollar amounts shown reflect the value of Torchmark stock options. For Mr. Rapoport, the table reflects values of $1,665,224 for exercisable Torchmark options, $413,082 for exercisable WDR options, $657,196 for unexercisable Torchmark options and $141,899 for unexercisable WDR options. For Mr. McAndrew, the table reflects $1,445,964 for exercisable Torchmark options, $402,776 for exercisable WDR options, $467,330 for unexercisable Torchmark options and $88,687 for unexercisable WDR options. For Mr. Cooper, the table reflects $1,416,372 for exercisable Torchmark options, $350,013 for exercisable WDR options, $457,671 for unexercisable Torchmark options and $106,425 for unexercisable WDR options. For Mr. Richey, the table reflects $9,898,354 for exercisable Torchmark options, $2,402,718 for exercisable WDR options and $22,308 for unexercisable Torchmark options.

Pension Plans

  Torchmark Corporation Pension Plan. This plan is a non-contributory pension plan which covers all eligible employees who are 21 years of age or older and have one or more years of credited service. The benefits at age 65 under the Pension Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the ten years before the participant's retirement by a percentage equal to 1% for each of the participant's first 40 years of credited service plus 2% for each year of credited service up to 20 years after the participant's 45th birthday and then reducing that result by a Social

Security offset and by other benefits from certain other plans of affiliates. Earnings for purposes of the Pension Plan include compensation paid by subsidiaries and affiliates, and do not include commissions, directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $160,000 (as adjusted). Benefits under the Pension Plan vest 100% at five years. Upon the participant's retirement, benefits under the plan are payable as an annuity or in a lump sum. In 1998, covered compensation was $160,000 for Messrs. Hudson, McAndrew, Brill and Richey under the Pension Plan.

  Vested benefits under the non-qualified Torchmark Supplemental Retirement Plan, in which Messrs. Hudson and Richey have participated, were frozen as of December 31, 1994 and no additional benefits accrue after that date pursuant to the supplementary retirement plan. Messrs. McAndrew and Brill do not participate in any supplementary pension plan.

  Messrs. Hudson, McAndrew and Brill have 24 years, 19 years and two years of credited service under the Pension Plan, respectively. Mr. Richey had 34 years of credited Service under the Pension Plan at the time of his retirement. Messrs. Rapoport and Cooper are not covered by any pension plan.

  The following table shows the estimated annual benefits payable under the Pension Plan along with its supplementary retirement plan (which was frozen in 1994) upon retirement of participants with varying final average earnings and years of service. Primarily because of the termination of the Supplemental Retirement Plan, the benefits shown below as payable pursuant to the Pension and Supplemental Retirement Plans may in most cases exceed the actual amounts paid. The benefits shown are offset as described above and the amounts are calculated on the basis of payments for the life of a participant who is 65 years of age.

             Torchmark Pension and Supplemental Retirement Plans*

       Final                      Years of Credited Service
      Average      -----------------------------------------------------------------
      Earnings       15          20           25             30             35
      --------     -------     -------     ---------     ----------     ----------
     $1,000,000    450,000     600,000       650,000        700,000        750,000
      1,200,000    540,000     720,000       780,000        840,000        900,000
      1,400,000    630,000     840,000       910,000        980,000      1,050,000
      1,600,000    720,000     960,000     1,040,000      1,120,000      1,200,000

--------
* Benefits paid under a qualified defined benefit plan are limited by law in 1998 to $130,000 per year. The balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, each of Messrs. Hudson and Richey have three years less of credited service under the Supplemental Retirement Plan than under the Pension Plan.

Payments to Directors

  Directors of the Company are currently compensated on the following basis:

    (1) Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive a fee of $1,000 for each attended Board meeting, a fee of $500 for each attended Board committee meeting, and an annual retainer of $40,000, payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They receive an allowance for their travel and lodging expenses if they do not live in the area where the meeting is held.

    Each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange. The entire Board may, for calendar years commencing with 1996, award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it shall select. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options may be fixed by the Board at a discount not to exceed 25% of the fair market value on the grant date or at the fair market value of the stock on the grant date.

    Commencing with 1997 retainer and meeting and committee fees (assuming attendance at all scheduled meetings), Outside Directors may annually elect to make deferrals of such compensation for the following year into the interest-bearing account of the Non-Employee Director Plan (for amounts earned prior to 1999) and pursuant to the deferred compensation stock option provisions of the 1998 Incentive Plan (for amounts earned in 1999 and in subsequent years). They may subsequently elect to convert such balances to stock options with either fair market value or discounted exercise prices. In 1998, Messrs. Hagopian, Lanier, McCormick, and Records chose to make such deferrals of 1998 compensation, which were converted into options on 10,319, 9,751, 11,114 and 9,721 shares, respectively, in 1998.

    (2) Beginning in January, 1993, directors who are officers or employees of the Company or a subsidiary of the Company waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed their travel and lodging expenses, if any.

    (3) Compensation paid to the director serving as Chairman of the Executive Committee is determined annually by the Compensation Committee in their discretion.

  Each person who has retired as a director and who is not currently serving as an advisory director may receive a retirement benefit payable annually, in an amount equal to $200 a year for each year of service as a director or advisory director up to 25 years, but not less than $1,200 a year. In determining this benefit, the number of years of service may include years as a director of a subsidiary of the Company if the payment for such years by the Company is in place of a payment which would otherwise be made by the subsidiary.

Other Transactions

  Robert Richey, Vice President of a Company subsidiary and son of R. K. Richey, received compensation and fringe benefits in 1998 of $126,291.

  In 1998, the Company paid Cavendish Services, Ltd. $60,000 for services relating to foreign currency trading and data services. Director Harold McCormick holds a limited partnership interest in Cavendish Services, Ltd.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange and to submit copies of these reports to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all required
Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except that Mark E. Pape filed Form 3 after its due date and included a stock option inadvertently omitted on his Form 5; Rosemary Montgomery filed a late Form 4 to report the sale of Torchmark stock and included in Form 5 a Form 4 sale transaction not reported on a timely basis; James L. Sedgwick, who ceased to be an insider September 30, 1998, included in his Form 5 a Form 4 reportable option exercise not reported on a timely basis; C.B. Hudson amended his 1997 Form 5 to disclose an unreported stock option grant; 1998 Forms 5 for David L. Boren, Joseph M. Farley, Joseph L. Lanier, Jr., Louis T. Hagopian, Harold T. McCormick, George J. Records and R.K. Richey were filed two days late due to a mailing error; Robert L. Hechler, who ceased to be an insider March 4, 1998, included in Form 5 a Form 4 sale not reported on a timely basis and reported three sales on a Form 4 not filed on a timely basis; Henry J. Herrmann, who ceased to be an insider March 4, 1998, filed two late Forms 4 reporting a total of five sales; and Keith A. Tucker, who ceased to be an insider March 4, 1998, filed two late Forms 4 reporting a total of eight sales and included in his Form 5 one additional sale not reported on a timely basis.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation of senior executives of Torchmark and its subsidiaries and affiliates is determined by the Compensation Committee of the Board of Directors. The Compensation Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year of executives earning more than $150,000, to review annual goals and reward outstanding annual performance of executives, to grant stock options pursuant to the 1998 Stock Incentive Plan and to determine senior executives eligible to participate in the executive deferred compensation stock option program under the 1998 Incentive Plan.

  In 1993, the Compensation Committee employed an unaffiliated executive compensation consulting firm, Towers Perrin, to assist it in reviewing executive compensation policies and the payment of bonuses to executives. In 1997, the Compensation Committee utilized an unaffiliated executive compensation consultant from KPMG Peat Marwick LLP to review certain of its executive compensation policies and practices. The Compensation Committee met on several occasions in 1998 with the Chairman to discuss the salaries and bonuses of the five most highly compensated executives, including the Chairman. Also, the Compensation Committee received written reports discussing compensation of persons reporting to the five most highly compensated executives, including the Chairman.

Compensation Principles

  The business philosophy of the Company focuses on maintenance and improvement of insurance operating margins and other operating margins through the efficient management of assets and control of costs. The Company's executive compensation program is based on principles which align compensation with this business philosophy, company values and management initiative. The program seeks to attract and retain key executives necessary to the long-term success of the Company, to mesh compensation with both annual and long-term strategic plans and goals and to reward executives for their efforts in the continued growth and success of the Company. Annual goals for executive compensation focus on a number of factors, including but not limited to, growth in earnings per share, return on equity and pre-tax operating income for holding company executives and on insurance operating income, underwriting income and premium growth for the executives of the Company's insurance subsidiaries.

  To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m). The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Salary and Bonus System

  For some time the Company has used a system of salaries and bonuses to reward executives of the Company and its subsidiaries for performance relative to annual goals. These goals vary by operating company based upon that particular company's current position. Annually, the Company's Chairman, President and Chief Executive Officer calculates a proposed pool to fund current year bonuses and subsequent year salaries for all executives whose combined cash compensation exceeds $150,000 per year. The proposed salary/bonus pool is determined based upon a formula within a range of approximately 5% that takes into account prior year salaries and bonuses paid, estimated and adjusted earnings per share and estimated return on equity, adjusted for certain minimum tax-effected earnings per share and minimum return on equity. The amount of the proposed pool is submitted to the Compensation Committee for its review and approval. The Compensation Committee, in consultation with the Company's Chairman, President and Chief Executive Officer, then reviews each subsidiary's performance relative to the goals and fixes salaries and bonuses for that operating subsidiary's executives. The degree to which these executives have met their particular subsidiary's goals in turn determines the amount of the bonus, if any, and whether senior executive officers of the Company receive salary increases. Such executives do not receive any cost of living salary adjustments.

Stock Option Program

  The Company began awarding stock options to executives and key employees in 1984. The option plan under which options in Company common stock were awarded in 1998 was adopted in April 1998. It has as its stated purpose attracting and retaining employees who contribute to the Company's success and enabling those persons to participate in that long-term success and growth through an equity interest in the Company. To this end, the Compensation Committee, as administrator of the 1998 Incentive Plan, grants non-qualified stock options to officers and key employees at the market value of the Company's common stock on the date of the grant, the size of the grant being based generally on the current compensation of such officers or key employees. The five most highly compensated executive officers are paid salaries and bonuses commensurate with the level of their responsibilities and therefore they typically are awarded a larger number of option shares than other employees with lesser levels of compensation and responsibility. In 1998, for the five most highly compensated executive officers (excluding Mr. Richey, who received options only in his capacity as a director), the options granted were in proportion to current compensation adjusted by a subjective factor ranging from 3.5% to 32.5%.

  Decisions regarding stock option grants are made annually and the number of options previously awarded to an individual executive officer is not a substantial consideration in determining the amount of options granted to that officer in the future. Once an officer has been awarded options and becomes a part of the stock option program, he or she will typically continue to receive from year to year stock options related to salary.

  Stock options may be exercised using cash or previously-owned stock for payment or through a simultaneous exercise and sale program. Such stock options generally become first exercisable to the extent of 50% of the shares on the second anniversary of the option grant date and on the remaining 50% of the shares on the third anniversary of the option grant date.

Deferred Compensation Option Program

  The Company's 1998 Incentive Plan, adopted in April, 1998, contains provisions permitting designated executives to receive deferred compensation stock options. The plan permits eligible executives to defer salary and/or bonus on an annual basis into an interest-bearing account and subsequently on a one time basis within a limited time period to elect to convert all or a portion of their deferred compensation into Company stock options granted at market value or at a discount not to exceed 25%. The Compensation Committee did not designate any Company executives to participate in this program in 1998. However, Messrs. Hudson and Brill elected to receive all of their respective 1998 bonuses in the form of stock options under the regular provisions of the 1998 Incentive Plan.

Compensation of Chief Executive Officer

  C. B. Hudson joined the Company subsidiary Globe in 1974 as its Chief Actuary and has served as a senior executive officer and director of the Company's principal insurance subsidiaries since that time. During the period 1982 to 1991, he was elected as Chairman and Chief Executive Officer of United American, Globe and Liberty, all principal insurance subsidiaries of the Company. Mr. Hudson was elected to the Torchmark Board of Directors in 1986 and was named Chairman of Insurance Operations of the Company in January 1993. He assumed the responsibilities of Chairman, President and Chief Executive Officer of the Company on March 10, 1998. Since 1993, the market value of Torchmark has increased 71% to over $4.8 billion, and the number of outstanding shares has been reduced by 6%. The market price per share of Company stock has increased 82% since 1993. The market capitalization of the Company during the same period has compounded at 11.3%.

  The Compensation Committee gave consideration to these factors as well as to Mr. Hudson's ability and determination and his vision and leadership in continuing to enhance the long term value of the Company. Mr. Hudson was awarded a 1998 discretionary bonus of $400,000 from the pool by the Compensation Committee, which he chose to receive in the form of Company stock options.

  Mr. Hudson's base salary and any stock options awarded to him are not directly tied to any one or a group of specific measures of corporate performance. His base salary is determined by the Compensation Committee considering his tenure of service with the Company and its subsidiaries and affiliates, his current job responsibilities, the progression of responsibilities and positions he has assumed in the Company over the course of his career and a comparison of salaries paid at peer companies.

  Any stock options awarded to Mr. Hudson are also not directly related to specific measures of corporate performance. Such award is generally based on his current compensation.

  R.K. Richey served as Chief Executive Officer of the Company for the months of January and February 1998 prior to his retirement. He received a salary of $250,002 based upon proration of his $1,000,000 annual approved salary. He did not receive a bonus for his 1998 service as Chief Executive Officer.

Compensation of Other Executives

  The other executive officers listed in the Summary Compensation Table in the Proxy Statement are compensated by salary and a discretionary bonus which may be impacted by a number of factors, including but not limited to, growth in earnings per share and return on equity at the Company and growth in insurance operating income, underwriting income and premium of the various Company subsidiaries, affiliates or areas of operation for which each is responsible. The pool of funds available for determining their salaries and bonuses is calculated based upon the formula described in the discussion of the salary and bonus system. Determination of any salary increase or bonus award to such an executive is then recommended by the Chairman, President and Chief Executive Officer in his discretion based upon an evaluation of a number of factors, including those listed above, to the Compensation Committee for its decision.

  Mr. Rapoport has served for a number of years as the Chairman of the Board and Chief Executive Officer of American Income. Mr. Rapoport did not receive a bonus for 1998.

  Mr. McAndrew is the chief operating officer of the Company's subsidiaries United American and Globe, serving as President of those companies since 1991. He is responsible for the Company's direct response insurance marketing. Mr. McAndrew was awarded a $150,000 discretionary bonus by the Compensation Committee for 1998 which he chose to receive in cash.

  Mr. Brill is the Vice President in charge of insurance administration for Torchmark and all its insurance subsidiaries. He also shares primary responsibility for the Company's Year 2000 compliance efforts. The Compensation Committee awarded Mr. Brill a $100,000 discretionary bonus for 1998, which he elected to take in the form of Company stock options.

  Mr. Cooper has served as President and Chief Operating Officer of American Income since 1997. He shares primary responsibility for the Company's Year 2000 compliance efforts. For 1998, the Compensation Committee granted Mr. Cooper a $50,000 discretionary bonus, which he elected to be paid in cash.

Compensation and Company Performance

  As indicated above, the annual aspect of executive compensation for holding company executives of Torchmark centers on increases in pre-tax operating income and for executives of the insurance subsidiaries on underwriting income. Over the last year pre-tax operating income has increased 18% from $426 million in 1997 to $502 million in 1998. Underwriting income comprised 64% of the Company's pre-tax operating income for 1998. Underwriting income has increased from $306 million to $319 million in 1998 over 1997.

  The above performance resulted in compensation increases to certain of the Company's executives as a group shown in the Summary Compensation Table on page 8. Cash compensation paid persons who are listed in that table other than Mr. Richey, who retired as Chairman and Chief Executive Officer in March 1998, decreased 14% in 1998 over 1997, because Messrs. Hudson and Brill elected to receive stock options rather than cash in payment of their bonuses and Mr. Rapoport did not receive a 1998 bonus.

  The long-term portion of the executive compensation program centers on stock value through the granting of stock options. Over the last three fiscal years diluted earnings per share from continuing operations excluding realized investment gains, the related acquisition cost adjustment, and the equity in Vesta earnings have increased 51% and rose from $1.52 in 1995 to $2.29 in 1998.

                        Joseph L. Lanier, Jr., Chairman
                               Joseph M. Farley
                               Louis T. Hagopian
                               George J. Records

  The foregoing Compensation Committee Report on Executive Compensation shall not be deemed "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                       [PERFORMANCE GRAPH APPEARS HERE]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG TORCHMARK CORPORATION, THE S&P 500 INDEX
                   AND THE S&P INSURANCE (LIFE/HEALTH) INDEX

                                   Cumulative Total Return
                            -----------------------------------
                            12/93 12/94 12/95 12/96 12/97 12/98
                            ----- ----- ----- ----- ----- -----
TORCHMARK CORPORATION        100    80   106   122   208   176
S&P 500                      100   101   139   171   229   294
S&P INSURANCE (LIFE/HEALTH)  100    83   119   146   182   192

* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

  The line graph shown above compares the yearly percentage change in Torchmark's cumulative total return on its common stock with the cumulative total returns of the Standard and Poor's 500 Stock Index (S&P 500) and the Standard and Poor's Insurance (Life/Health) Index (S&P Insurance (Life/Health)). Torchmark is one of the companies whose stock is included within both the S&P 500 and the S&P Insurance (Life/Health).

          Information for graph produced by Research Data Group, Inc.

                           MISCELLANEOUS INFORMATION

Proposals of Stockholders

  In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 2000, the proposal must be received by the Company at its home office, 2001 Third Avenue South, Birmingham, Alabama 35233, on or before November 27, 1999. If a stockholder proposal is submitted outside the proposal process mandated by Securities and Exchange Commission rules, it will be considered untimely if received after February 9, 2000.

General

  The cost of this solicitation of proxies will be paid by the Company. The Company is requesting that certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries forward solicitation material to the underlying beneficial owners of the shares of the Company they hold of record. The Company will reimburse all reasonable forwarding expenses.

  The Annual Report of the Company for 1998, which accompanies this proxy statement, includes a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1998 and the financial statements and schedules thereto. Upon request and payment of copying cost, the exhibits to the Form 10-K will be furnished. These written requests should be directed to Investor Relations Department, Torchmark Corporation at its address stated above.

                                          By Order of the Board of Directors

                                          /s/ Carol A. McCoy
                                          Carol A. McCoy
                                          Associate Counsel & Secretary

March 26, 1999

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